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EXHIBIT 10.1

                           Blackwater Midstream Corp.

                                   May 23 2008

Mr. Frank Marrocco
8 Shield Road
Millstone, New Jersey 08535

         Re:  OFFER OF EMPLOYMENT

Dear Frank:

         It is with great pleasure that I extend the following offer of employment with Blackwater Midstream Corp. (the "Company"). The terms of the employment are as follows:

         Commencement Date:         Start date of June 1, 2008.

         Position:                  Chief Commercial Officer. You will report
                                    directly to and will receive your directives from me, as the CEO.

         Term:                     The Term of employment shall be not less
                                    than five (5) years, subject to earlier
                                    termination as provided below.

         Salary:                   $237,500 per year (subject to required
                                    withholding), payable in arrears in equal semi-monthly installments on the 15th and last day of each calendar month.

         Equity: On the Commencement Date you shall be entitled to purchase shares of Company Common Stock which shall represent approximately one-half percent (0.5%) of the outstanding shares of capital stock of the Company on a fully diluted basis, for an initial purchase price equal to the par value (or if there is no par value, $0.01 per share). The shares shall vest at the end of six months of employment, so long as you are still employed by the Company. In addition, the Company shall grant to you an option to purchase an additional two percent (2%), which options shall vest over the term of the employment, based upon performance objectives to be reasonably determined by the Board of Directors. The options shall have an exercise price equal to the fair market value on the date hereof, shall contain cashless exercise provisions and shall be subject to the terms of the stock incentive plan to be adopted by the Company.

         Vacation:                  All federal and state holidays, plus three
                                    (3) weeks of paid vacation.

         Benefits:                  You shall be entitled to participate in all
                                    medical, dental, life and other insurance plans adopted by the Company for any executive officer.

         Reimbursement
         of Expenses:               The Company will reimburse you for all
                                    business related expenses, including travel
                                    (other than commuting to the office from your residence), cell phone usage, etc., provided you comply with the reimbursement policies and procedures adopted by the Company and provide appropriate proof of payment.

         Written Agreement:         The Company shall prepare a written
                                    employment agreement to be executed on or before June 1, 2008 evidencing the terms of this employment offer.


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         Termination:               You may be terminated only with "Cause"
                                    which will be defined to by (i) conviction of any fraud or embezzlement against the Company or (ii) willful breach or habitual neglect of your duties and responsibilities after written notice and an opportunity to cure. If you are terminated without Cause, then you will be entitled to (i) a one-time lump sum severance payment equal to the salary for the remaining term of the employment agreement but not more than six months and (ii) all stock that would have been earned during such six month period shall immediately vest.

         Frank, we are excited about the opportunity to work with you and look forward to a long and mutually prosperous relationship.

         If these terms are acceptable, please sign in the place provided below.


                                                     Very truly yours,

                                                     /s/ Michael D. Suder

                                                     Michael D. Suder, CEO

Accepted and agreed this 23rd day of May, 2008.



/s/ Frank Marrocco
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Frank Marrocco